Exhibit (g)(3)

AMENDMENT NUMBER 1

TO CUSTODIAN AGREEMENT

(Foreign and Domestic Securities)

This Amendment Number 1 to Custodian Agreement (Foreign and Domestic Securities) (“Amendment”) is made as of this 8th day of October, 2009, by and between HIGHMARK FUNDS (“Principal”) and UNION BANK, N.A., formerly known as Union Bank of California, N.A. (“Custodian”) with reference to the following:

A.	As of December 5, 2001, Principal and Custodian entered into that certain Custodian Agreement (Foreign and Domestic Securities) (the “Agreement”).

B.	Custodian desires to amend the Agreement to be consistent with the custodial arrangements Custodian has with third parties.

Therefore, the parties hereby agree to amend the Agreement as follows:

First: Paragraph 4.5 of the Agreement is hereby amended in its entirety to read as follows:

4.5 Custodian shall ensure that (i) subject to Paragraph 20 hereof, the Securities will not be subject to any right, charge, security interest, lien, or claim of any kind in favor of Custodian or any Sub-Custodian except for Custodian’s expenses relating to the Securities’ safe custody or administration or, in the case of cash deposits, liens or rights in favor of the creditors of the Sub-Custodian arising under bankruptcy, insolvency, or similar laws, and (ii) the beneficial ownership of the Securities will be freely transferable without the payment of money or value other than for safe custody or administration.

Second: Paragraph 20 of the Agreement is hereby deleted in its entirety and the following is substituted in its place and stead:

20. Compensation; Expenses; Advance of Funds; Repayment.

20.1 Compensation; Expenses. Custodian shall be entitled to compensation for its services and expenses as Custodian of the assets of a Fund as described in Appendix C hereto. Custodian is authorized to charge the Account for incidental expenses as well as for the funds necessary for Custodian to complete any purchase or expense, to make any directed disbursement or to take any other action regarding the Account. Custodian shall have no duty to make any purchases, exchanges, or disbursements or to incur any expenses, unless and until the funds necessary to cover the amount of expense are available in the Account. Principal shall ensure sufficient liquidity prior to directing transactions in the Account.

20.2 Advance of Funds. If Custodian advances funds to or for the benefit of Account in connection with the settlement of securities transactions or if there is an overdraft in an Account for any reason whatsoever, including without limitation, overdrafts incurred in connection with the settlement of securities transactions, maturity or income payments or funds transfers, Principal agrees to reimburse Custodian on demand the amount of the advance or overdraft and any related expenses and, if applicable, any fees as established in writing in effect on the date of such advance or overdraft.

20.3 Repayment. In order to secure repayment of Principal’s obligations to Custodian hereunder, Principal hereby pledges and grants to Custodian to the fullest extent permitted by all applicable law, including the Act, a continuing lien and security interest in, and right of set-off against, all of Principal’s right, title and interest in and to (a) all Accounts in Principal’s name and the Securities, money and other property now or hereafter held in such Accounts (including proceeds thereof), (b) each Account in respect of which or for whose benefit the advance or overdraft relates and the Securities, money and other property now or hereafter held in such Account (including proceeds thereof), and any other property at any time held by it for the account of Principal. In this regard, to the fullest extent permitted by all applicable law, including the Act, Custodian shall be entitled to all the rights and remedies of a pledgee and secured creditor under applicable laws, rules or regulations as then in effect.

Third: In all other respects the Agreement shall remain in full force and effect.

In Witness Whereof, this Amendment Number 1 to Agreement (Foreign and Domestic Securities) has been executed as of the date first above written.

HighMark Funds

By:	/s/ Pamela O’Donnell
Title:	VP and Treasurer

Union Bank, N.A.

By:	/s/ Margaret Bond
Title:	Vice President

By:	/s/ Moon Shil Lee
Title:	SVP